EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of
SEANERGY MARITIME HOLDINGS CORP.:

We consent to the incorporation by reference in this registration statement on Form F-3 of SEANERGY MARITIME HOLDINGS CORP. (the "Company") of our report dated March 27, 2009, with respect to the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which report appears in the Company's Annual Report on Form 20-F for the year ended December 31, 2009.

We consent to the references to our firm under the caption "Experts" in the prospectus.

/s/ KPMG Certified Auditors AE
Athens, Greece
October 7, 2010

SK 26979 0001 1136849